                                                                    Exhibit 12.1


                           PSYCHIATRIC SOLUTIONS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                             (Dollars in thousands)


                                                     YEAR ENDED DECEMBER 31,
                                     ------------------------------------------------
                                       2003      2002     2001     2000 (a)  1999 (a)
                                     -------   -------   -------   --------  --------

Earnings:
Income from continuing operations
  before income taxes                $ 9,001   $ 4,677   $   990   $  (528)   $(2,593)
Fixed charges                         15,808     5,782     2,742     1,817        433
                                     -------   -------   -------   -------    -------
                                     $24,809   $10,459   $ 3,732   $ 1,289    $(2,160)
                                     =======   =======   =======   =======    =======

Fixed charges:
Interest expense                     $14,781   $ 5,564   $ 2,660   $ 1,723    $   371
Interest portion of rental expense     1,027       218        82        94         62
                                     -------   -------   -------   -------    -------
                                     $15,808   $ 5,782   $ 2,742   $ 1,817    $   433
                                     =======   =======   =======   =======    =======

Ratio of earnings to fixed charges      1.57      1.81      1.36        --         --
                                     =======   =======   =======   =======    =======



(a) Our earnings were insufficient to cover our fixed charges by $528 and $2,593 for the years ended December 31, 2000 and 1999, respectively.